EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. and subsidiaries on Form S-3 of our report dated March 19, 2004, except as to Note 21, which is as of April 12, 2004 (which expresses an unqualified opinion and includes a going concern explanatory paragraph), appearing in the Annual Report on Form 10-K of MediaBay, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Amper Politzner & Mattia, P.C.

Edison, New Jersey
April 21, 2004